Exhibit 10.3

EXHIBIT C

Form of Option Award Agreement for

Employment Agreement Exhibit

GNC HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This AGREEMENT (“Agreement”), dated as of             ,             between GNC Holdings, Inc., a Delaware corporation (the “Company”), and Ken Martindale (the “Executive”).

1. Grant of Option. Subject in all respects to the terms and conditions set forth herein, the Executive is hereby granted an option (the “Option”) to purchase from the Company             shares of Common Stock, at a price per share of $            1 (the “Option Price”). The Option has not been granted under the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”); however, this Agreement references certain provisions in the Plan, and unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. The Option is subject to adjustment as provided in Section 4.2 of the Plan. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise.

(a) The Option shall vest and become exercisable as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a number of shares of Common Stock as provided below, the Option may thereafter be exercised by the Executive, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.3(d) of the Plan, as if granted thereunder, including, without limitation, the filing of such written form of exercise notice, if any, as may be required by the Committee and payment in full of the Option Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. Upon expiration of the Option, the Option shall be canceled and no longer exercisable. The following table indicates each date upon which the Option shall be vested and Executive shall be entitled to exercise the Option with respect to the percentage indicated beside that date provided that the Executive has not experienced a termination of employment prior to the applicable vesting date:

Vesting Date	Percent Vested
First Anniversary of Grant Date	33 1⁄3%
Second Anniversary of Grant Date	33 1⁄3%
Third Anniversary of Grant Date	33 1⁄3%

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.

(b) Notwithstanding the foregoing, the Executive may not exercise the Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act, or, if such shares of Common Stock are not then so registered, the Company has determined that such

[1]	Closing price on the date of grant.

exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and the Executive may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

(c) The provisions in the Plan regarding Detrimental Activity shall apply to the Option, as if granted thereunder. In the event that the Executive engages in Detrimental Activity prior to the exercise of the Option, the Option shall terminate and expire as of the date the Executive engaged in such Detrimental Activity. As a condition of the exercise of the Option, the Executive shall be required to certify (or be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Executive is in compliance with the terms and conditions of the Plan and that the Executive has not engaged in, and does not intend to engage in, any Detrimental Activity. In the event the Executive engages in Detrimental Activity during the one year period commencing on the date the Option is exercised, the Company shall be entitled to recover from the Executive at any time within one year after such exercise, and the Executive shall pay over to the Company, an amount equal to any gain realized as a result of the exercise of the Option (whether at the time of exercise or thereafter).

(d) Upon the exercise of the Option, the Executive:

(i) will be deemed to acknowledge and make such representations and warranties as may be requested by the Company for compliance with applicable laws, and any issuances of Common Stock by the Company shall be made in reliance upon the express representations and warranties of the Executive. The Executive will not sell, transfer or otherwise dispose of the shares of Common Stock in violation of this Agreement; and

(ii) agrees that the Executive will not dispose of the Common Stock unless and until the Executive has complied with all requirements of this Agreement applicable to the disposition of the shares of Common Stock.

3. Option Term. The term of the Option shall be until the tenth anniversary of the Grant Date, after which time it shall terminate, subject to earlier termination in the event of the Executive’s termination of employment as specified in Section 4 below.

4. Termination.

(a) Subject to the terms of this Agreement, the Option, to the extent vested at the time of the Executive’s termination of employment, shall remain exercisable or be terminated as provided in Section 12.2(a) of the Plan, as if granted thereunder.

(b) Except as provided in this Section 4(b), any portion of the Option that is not vested as of the date of the Executive’s termination of employment for any reason shall terminate and expire as of the date of such termination of employment.

(i) Death or Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, as such term is defined in the Executive’s Employment Agreement with the Company of even date herewith, during any time while all or any portion of the Option remains unvested, any unvested portion of the Option shall vest immediately upon the Executive’s death or termination of employment by reason of Disability.

(ii) Involuntary Termination without Cause or Termination for Good Reason. If the Executive’s employment with the Company is terminated by the Company without “Cause” or by the Executive for “Good Reason”, as such terms are defined in the Executive’s Employment Agreement with the Company of even date herewith (the “Employment Agreement”) or if the Company elects not to renew the Employment Agreement, in each case, during any time while all or any portion of the Option remains unvested, [For Make-Whole Awards: any unvested portion of the Option shall vest immediately upon the Executive’s termination of employment] [For other time-vesting Awards: any portion of the Option scheduled to vest within 24 months following the Executive’s termination of employment shall vest immediately upon the Executive’s termination of employment, and the remaining unvested portion of the Option shall be forfeited, without compensation, immediately upon the Executive’s termination of employment].

(c) In the event of a Change in Control, the Option may be assumed, replaced or substituted by a successor corporation, which assumption or replacement shall be binding on the Executive. The provisions of Article XIII of the Plan shall apply to the Option in the event of a Change in Control, as if granted thereunder.

5. Restriction on Transfer of Option. No part of the Option shall be Transferable other than by will or by the laws of descent and distribution and during the lifetime of the Executive, may be exercised only by the Executive or the Executive’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. To ensure that the shares of Common Stock issuable upon exercise of the Option are not transferred in contravention of the terms of this Agreement, and to ensure compliance with other provisions of this Agreement, the Company may deposit any certificates evidencing the shares of Common Stock to be issued upon the exercise of the Option with an escrow agent designated by the Company.

6. Rights as a Stockholder. The Executive shall have no rights as a stockholder with respect to any shares covered by the Option unless and until the Executive has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement.

7. Provisions of Agreement Control. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice, other documents or other terms expressly contemplated herein by reference to the Plan) and supersedes any prior agreements between the Company and the Executive with respect to the subject matter hereof.

8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Attention: Chief Legal Officer

If to the Executive, to the address on file with the Company.

9. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company will employ the Executive for any specific time period, nor does it modify in any respect the Company’s right to terminate or modify the Executive’s employment or compensation.

10. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:
Name: Kevin G. Nowe
Title: Senior Vice President, Chief Legal Officer

EXECUTIVE

By:
Name:

[Signature Page to Inducement Option Agreement]